As filed with the Securities and Exchange Commission on March 27, 2023

Registration No. 333-269496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G MEDICAL INNOVATIONS HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

G Medical Innovations Holdings Ltd.	G Medical Innovations USA Inc.
5 Oppenheimer St.	12708 Riata Vista Cir Ste A-103
Rehovot 7670105, Israel	Austin, TX 78727
Tel: +972.8.6799861	Tel: 800.595.2898
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	David Huberman, Esq.
Eric Victorson, Esq.	Gary Emmanuel, Esq.
Sullivan & Worcester LLP	Greenberg Traurig, P.A.
1633 Broadway	One Azrieli Center
New York, NY 10019	Round Tower, 30th floor
Tel: 212.660.3000	132 Menachem Begin Rd
Tel Aviv, Israel 6701101
Telephone: +972 (0) 3.636.6033

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form F-1 (File No. 333-269496) of G Medical Innovations Holdings Ltd. is being filed solely for the purpose of filing an updated Exhibit 5.1 to the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Part II of the Registration Statement (including the signature page and the exhibits index) and the filed exhibit only. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or wilful default.

A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our (and G Medical China’s) directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the Securities Act), which he or she may incur in his or her capacity as such. We have entered into indemnification agreements with each of our directors and officers and our corporate secretary. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriter of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriter that was furnished to us by the underwriter in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 1, 2020, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Our shareholders have approved three reverse stock splits since 2020: on October 29, 2020, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-18 consolidation (the “October 2020 Reverse Stock Split”) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 18 Ordinary Shares held; on March 25, 2021, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-five consolidation (the “March 2021 Reverse Stock Split”) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every five Ordinary Shares held; and on November 16, 2022, our shareholders approved, at an extraordinary general shareholders meeting, a 35-for-one consolidation of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 35 Ordinary Shares held (the “November 2022 Reverse Stock Split”). Unless the context expressly dictates otherwise, all reference to share and per share amounts referred to herein reflect the October 2020 Reverse Stock Split, the March 2021 Reverse Stock Split and the November 2022 Reverse Stock Split.

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In addition, between January 2020 and April 2020 we issued to the holders of the Convertible Securities warrants to purchase an aggregate of 175 Ordinary Shares with an exercise price of A$1,231.65 (approximately $845.53), which expire on October 31, 2023, following some of the Convertible Securities holders election to defer their amortization payments until the maturity date of the Convertible Securities.

In February 2020, we issued: (i) 844 Ordinary Shares to GEM, at a price per share of A$ 346.5 (approximately $233.89), as part of the Capital Commitment Agreement with GEM; (ii) 698 Ordinary Shares upon the conversion of certain Convertible Securities; and (iii) 1,079 Ordinary Shares to Acuity, at a price per share of A$3.15 (approximately $212.63), pursuant to the Controlled Placement Agreement.

In March 2020, we issued: (i) 29,631 Ordinary Shares to Dr. Geva, pursuant to shareholder approval, as consideration for the conversion of $5 million owed to Dr. Geva pursuant to the 2018 Credit Line; (ii) 1,638 Ordinary Shares to GEM, at a price per share of A$267.75 (approximately $180.73) and an additional 1,251 Ordinary Shares, at a price per share of A$151.2 (approximately $102.06), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 589 Ordinary Shares, in consideration for their services; and (iii) warrants to GEM purchase 3,968 Ordinary Share at an exercise price of A$834.75 (approximately $563.46) per share, which expire in November 2024.

In April 2020, we issued 2,958 Ordinary Shares upon the conversion of certain Convertible Securities.

In April 2020, we increased the standby equity to A$15,000,000 (approximately $10,125,000) and issued to Acuity additional 3,174 Ordinary Shares to be held in collateral for no consideration, we issued 4,317 Ordinary Shares to Acuity, at a price per share of A$340.2 (approximately $229.64) and in June 2020 we issued 1,047 Ordinary Shares to Acuity, at a price per share of A$239.4 (approximately $161.6) and the shares held in collateral for no consideration decreased by 1,047. On August 13, 2020, we issued to Acuity an additional 5,174 Ordinary Shares to be held in collateral for no consideration. On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity and cancellation of 12,698 Ordinary Shares previously issued to Acuity.

In May 2020, we issued: (i) 2,267 Ordinary Shares upon the conversion of certain Convertible Securities; (ii) 1,269 Ordinary Shares to GEM, at a price per share of A$277.2 (approximately $187.11), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 200 Ordinary Shares, in consideration for their services; and (iii) 27,151 Ordinary Shares pursuant to a private placement, managed by us, at a price of A$220.5 (approximately $148.84) per share. We paid $286,919 in broker fees.

In July 2020, we issued: (i) 1,794 warrants issued as issuance expense with an exercise price of A$787.5 (approximately $531.56). The warrants expired in 18 months from the date of issue on January 23, 2022; (ii) 158 Ordinary Shares issued upon the conversion of Class D performance rights; (iii) 14,939 Ordinary Shares issued to Dr. Yacov Geva as consideration for the conversion of $1.95 million owed to Dr. Geva pursuant to the 2016 Credit Line and 2018 Credit Line; and (iv) 20,650 Class A, B, C and D performance rights to employees and directors, of which 8,289 performance rights were forfeited.

In August 2020, we issued 31,746 Ordinary Shares pursuant to a private placement in consideration of an aggregate of approximately $3.4 million in net proceeds to the Company.

In September 2020, we issued an aggregate of 707 Ordinary Shares to certain convertible note holders as convertible note payment.

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On September 30, 2020, we entered into a Media and Marketing Services Agreement with GRS LLC, an affiliate of Guthy-Renker, LLC (“GRS”) pursuant to which we agreed to issue to GRS warrants (the “GRS Warrant” and the “GRS Agreement”). The GRS Warrant vested in two equal tranches, the first immediately after our initial public offering that closed in June 2021 and the second on the first anniversary of the execution of the GRS Agreement. In total we issued to GRS 26,338 warrants, 13,169 are exercisable at a price equal to A$157.5 (approximately $106.31) and 13,169 are exercisable at a price equal to $43.75.

In October 2020, we issued: (i) 5,714 Ordinary Shares and five-year warrants to purchase a total of 4,202 Ordinary Shares with an average exercise price of $125.15 issued to Boustead Capital Markets (UK) LLP and to Fosun Hani Securities Limited for prior services rendered; and (ii) 635 Class D performance rights to our Vice President of Research and Development.

On October 22, 2020, our board of directors approved the issuance of 30,158 Ordinary Shares to Yacov Geva in consideration of his service to the Company and subject to the consummation of our initial public offering that closed in June 2021.

In December 2020 and February 2021, we obtained a convertible loan in an aggregate amount of $500,000, against issuance of convertible debentures and warrants to purchase 3,253 Ordinary Shares. The debentures had a six month term from issuance, bared interest at 10% per annum and were convertible into our Ordinary Shares at conversion price equal to 80% of the public offering price per share in our initial public offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments. The foregoing debentures and accrued interest have been repaid in full.

On April 7, 2021, we obtained a convertible loan in an aggregate amount of $600,000, against issuance of convertible debentures and warrants to purchase 3,903 Ordinary Shares (the “Debenture”). The debentures have a six-month term from issuance, bear interest at 10% per annum and are convertible into our Ordinary Shares at conversion price equal to 80% of the public offering price per share in our initial public offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments. On June 1, 2022 we amended the Debenture. The amended terms of the Debenture extend the original six (6) months maturity term from issuance by a one (1) year, to October 7, 2022, from and after such date the interest rate will increase to 16% per annum until paid in full. Furthermore, the Company must notify the debenture holder in writing at least twenty (20) days before any payment of principle or accrued but unpaid interest. All other material terms of the Debenture remained unchanged. To date, we have not repaid the foregoing debentures, and we are discussing with the debenture holder the terms of repayment, and/or conversion.

In June 2021, we issued 8,721 Ordinary Shares upon the automatic conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon 80% of the public offering price of our initial public offering.

In June 2021, we issued warrants to purchase 1,715 Ordinary Shares to Boustead Securities, LLC pursuant to their engagement as a financial advisor and termination of their engagement as our underwriter for our initial public offering. The warrants have a term of five years and are exercisable at a price equal to $218.75 per share (125% of the per share price of Ordinary Shares sold in our initial public offering).

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In December 2021, we issued 3,265 Ordinary Shares and warrants to purchase 13,107 Ordinary Shares to Heartbud pursuant to a collaboration agreement.

In December 2021, we issued warrants to purchase 31,429 Ordinary Shares to a service provider with an exercise prices ranging from $122.5 to $175.00. The warrants shall become vested and exercisable commencing one year after the grant date, and shall be exercisable over 5-year term, commencing on the grant date.

In December 2021, we issued a convertible note to Lind Global Fund II, LP, in the principal amount of $5,800,000. The note has a two-year maturity and a conversion price of $122.5 per share. In February and in April 2022, we repaid the convertible note in full. Further, the Lind Purchase Agreement provides that Lind will also receive warrants to purchase up to 32,766 Ordinary Shares of the Company.

In January 2022, our board approved the grant of an aggregate of 132,868 performance rights to certain of our officers and directors as incentive securities. The performance rights convert into Ordinary Shares on a 1:1 basis, upon the occurrence of certain vesting milestones.

In January 2022, we issued warrants to purchase 4,287 Ordinary Shares to service providers with an exercise price of $122.5.

On February 2, 2022, we issued to Armistice Capital Master Fund Ltd. an aggregate of 45,714 Ordinary Shares, the January 2022 Pre-Funded Warrants, which were exercised in March 2022, and warrants to purchase 68,571 Ordinary Shares. The Armistice Ordinary Warrants have an exercise price of $52.5 per share and have a term of five years. The January 2022 Pre-Funded Warrants and the associated Armistice Ordinary Warrant were sold at a price of $52.5 each, including the Pre-Funded Warrant exercise price of $0.0035 per Ordinary Share, if applicable. The Pre-Funded Warrants will be exercisable at any time upon payment of the exercise price. In connection with the foregoing we issued to A.G.P./Alliance Global Partners warrants to purchase 3,435 Ordinary Share. The January Placement Agent Warrants will be exercisable six months after their issuance, will be exercisable for five years from their initial exercisability and will have an exercise price of $175 per share.

On February 2, 2022, we issued to Lind Global 571 Ordinary Shares and warrants to purchase up to an aggregate of 571 Ordinary Shares at a purchase price of $52.5 per Ordinary Share and associated warrant. The warrants have an exercise price of $52.5 per share and have a term of five years.

In April 2022, our board of directors approved the issuance of 57,142 Ordinary Shares and warrants to purchase 57,143 Ordinary Shares, with an exercise price of $43.4 per Ordinary Share, to Dr. Yacov Geva in consideration of his undertaking to finance the Company’s operations for a period of 12 months subject to certain conditions. In addition, we issued: (i) 1,428 Ordinary Shares to a service provider, and (ii) warrants issued to A.G.P./Alliance Global Partners to purchase 7,150 Ordinary Shares, with an exercise price of $52.5 per Ordinary Share. As a result of the Armistice Purchase Agreement, on April 20, 2022, Lind Global Fund II LP an investment fund managed by The Lind Partners, a New York based institutional fund manager, or Lind Global, exercised its right of participation, and we entered into a definitive securities purchase agreement, with Lind Global for the issuance, in a private placement, of an aggregate of 9,523 Ordinary Shares and ordinary warrants, or, together with the Armistice Ordinary Warrants, the Ordinary Warrants, to purchase up to an aggregate of 11,905 Ordinary Shares, at a purchase price of $52.50 per Ordinary Share and associated warrants, for gross proceeds of approximately $500,000.

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On April 18, 2022, we entered into a definitive securities purchase agreement with an institutional investor for the issuance, in a private placement, of an aggregate of 142,857 Ordinary Shares and Ordinary Warrants to purchase up to an aggregate of 178,572 Ordinary Shares, at a purchase price of $52.5 per Ordinary Share and associated warrant. The Ordinary Warrants have an exercise price of $52.50 per share and are immediately exercisable upon issuance with a term of five (5) years. The April 2022 Pre-Funded Warrants and the associated Ordinary Warrant were sold at a price of $52.50 each, including the April 2022 Pre-Funded Warrant exercise price of $0.0035 per Ordinary Share. The April 2022 Pre-Funded Warrants are exercisable at any time after the date of issuance upon payment of the exercise price. The April 2022 Pre-Funded Warrants were exercised to Ordinary Shares on June 17, 2022.

In June 2022, our board of directors approved the issuance of warrants to purchase 1,429 Ordinary Shares to its consultants.

On July 18, 2022, we and Armistice Capital Fund Ltd. entered into a letter agreement (the “Letter Agreement”). Under the terms of the Letter Agreement, in consideration for Armistice Capital Fund Ltd. agreeing to exercise $2.0 million of its existing warrants, which equals warrants to purchase 68,027 of the our Ordinary Shares, at a reduced exercise price of $29.4 (the “Existing Warrant Exercise”), the Company agreed to issue a new ordinary warrant for 264,150 warrant shares (the “New Warrant”), equal to the aggregate of (a) 85,034 warrant shares (125% of the 68,027 Ordinary Shares issued as a result of the Existing Warrant Exercise) and (b) the balance of 179,116 warrants held by Armistice Capital Fund Ltd. in the Company whose exercise price will be reduced to $32.55. The 179,116 currently outstanding warrants held by Armistice Capital Fund Ltd. will be cancelled. The New Warrant shall be substantially in the form of the Existing Warrants, will be initially exercisable commencing 6 months following the date of the issuance thereof, have a term of exercise until April 20, 2028, and an exercise price equal to $32.55.

In connection with facilitating the Existing Warrant Exercise and the issuance of the New Warrant, we and Armistice Capital Fund Ltd. also entered into an Amendment Agreement to that certain securities purchase agreement dated April 18, 2022 by and among the Company and Armistice Capital Fund Ltd. (the “Amendment Agreement”). As a result of such amendment, the exercise price of 45,242 ordinary warrants held by Lind Global Fund II LP will be reduced to an exercise price equal to $32.55 and have a term of exercise until April 30, 2028.

On October 6, 2022, our major shareholder committed to finance our operations for the next 12 months and until November 30, 2023, provided and as long as the major shareholder continues to be a controlling shareholder and/or we cannot be financed externally from any other sources and/or until a sum of $10 million be received by us for its operations this year, whichever is earlier. In exchange, for providing this commitment, the controlling shareholder was issued 71,428 million Ordinary Shares and 71,429 million warrants to purchase Ordinary Shares (cashless) at an exercise price of $7.7 as of the day of giving this commitment.

On October 20, 2022, we entered into an agreement with Jonathan B. Rubini (the “Investor”) in connection with a private placement investment for 79,365 Ordinary Shares and warrants to purchase 79,366 Ordinary Shares with price of $6.30 per share and associated warrant, for aggregate consideration of $500,000. The warrants are exercisable at any time beginning 30 days after issuance with a term of five years from issuance. In connection with this private placement investment, the Investor and we agreed, inter alia, to amend the applicable interest rate and conversion price adjustment date of the 10% Convertible Debenture, originally dated April 7, 2021, as amended and restated on June 1, 2022.

On December 29, 2022, our Board of Directors approved a loan agreement, dated December 21, 2022 (the “Loan Agreement”), between the Company and Dr. Geva. Under the terms of the Loan Agreement, the total amount of the loan provided by Dr. Geva to the Company is $999,552, with an annual interest rate of 12%. The following installments have been made under the terms of the Loan Agreement and advanced to the Company: $198,582 on October 9, 2022; $85,106 on October 11, 2022; $252,596 on November 10, 2022; $175,000 on December 1, 2022 (which is attributed to waived compensation to which Dr. Geva was entitled as Chief Executive Officer of the Company); and $288,268 on December 20, 2022. In addition, Dr. Geva was granted 515,233 Ordinary Shares of the Company.

Since March 2020, we issued to our directors, officers, employees and consultants 38,582 Ordinary Shares in consideration of services rendered.

Since January 2020, we granted to our directors, officers, employees and service providers options to purchase an aggregate of 135,730 Ordinary Shares under our Global Equity Plan, with an exercise price ranging from $22.75 to $114.45 per share. As of March 21, 2023, no options granted to directors, officers and employees since January 2020 were exercised, and 5,001 options forfeited.

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Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1&	Form of Underwriting Agreement
2.1	Membership Interest Purchase Agreement dated October 31, 2018, by and among G Medical Innovations USA, Inc., Telerhythmics, LLC, Digirad Imaging Solutions and Digirad Corporation (filed as Exhibit 2.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
3.1	Amended and Restated Memorandum and Articles of Association of G Medical Innovations Holdings Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39674), submitted on November 18, 2022, and incorporated herein by reference).
3.2	Post-Reduction Amended and Restated Memorandum and Articles of Association of G Medical Innovations Holdings Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39674), submitted on March 23, 2023, and incorporated herein by reference).
4.1&	Form of Pre-Funded Warrant
4.2&	Form of Warrant Agreement
4.3&	Form of Underwriter’s Warrant
5.1*	Opinion of Carey Olsen Singapore LLP, counsel to G Medical Innovations Holdings Ltd.
5.2&	Opinion of Sullivan & Worcester LLP, counsel to G Medical Innovations Holdings Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2	G Medical Innovations Holdings Global Equity Plan (filed as Exhibit 10.2 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2.1	G Medical Innovations Holdings Ltd. – Israel Sub-Plan (filed as Exhibit 10.2.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2.2	G Medical Innovations Holdings Ltd. – U.S. Sub-Plan (filed as Exhibit 10.2.2 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.3	Form of Performance Rights Agreement (filed as Exhibit 10.3 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.4	Software Licensing Agreement, dated August 4, 2016, by and between the Company and Mennen Medical Ltd. (Exhibit A of this Exhibit 10.14 includes an unofficial English Translation of the Hebrew original) (filed as Exhibit 10.4 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.5	Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd. (filed as Exhibit 10.21 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.6	Addendum to Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd. (filed as Exhibit 10.22 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.7^	Media and Marketing Services Agreement, dated September 30, 2020, by and between the Company and GRS, LLC (filed as Exhibit 10.23 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.8	Provider Participation Agreement, dated April 2019, by and between the Company and Ancillary Care Services, Inc. (filed as Exhibit 10.24 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.9	Distribution Agreement, dated April 20, 2020, by and between the Company and LiveCare Corp. (filed as Exhibit 10.25 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.10	Distribution Agreement, dated April 2020, by and between the Company and All County Health Care Inc. (filed as Exhibit 10.26 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.11	Securities Purchase Agreement dated October 20, 2022, between the Company and Jonathan B. Rubini (filed as Exhibit 99.1 to Form 6-K (File No. 001-39674) submitted on October 27, 2022, and incorporated herein by reference).
10.12	Second Amended And Restated Convertible Debenture dated October 20, 2022, originally issued by the Company to Jonathan B. Rubini on April 7, 2021 (filed as Exhibit 99.2 to Form 6-K (File No. 001-39674) submitted on October 27, 2022, and incorporated herein by reference).
10.13	Warrant issued by the Company to Jonathan B. Rubini under the Securities Purchase Agreement dated as of October 20, 2022 (filed as Exhibit 99.3 to Form 6-K (File No. 001-39674) submitted on October 27, 2022, and incorporated herein by reference).
10.14	Joint Development, Licensing and Distribution Agreement between the Company and Heartbuds AK, LLC., dated November 30, 2021 (filed as Exhibit 10.39 to Form F-1 (Registration No. 333-262422), and incorporated herein by reference).
10.15&	Financing Commitment Extension Letter to the Board of Directors of the Company from Dr. Yacov Geva, dated January 30, 2023.
10.16&	Financing Commitment Extension Letter to the Board of Directors of the Company from Dr. Yacov Geva, dated March 24, 2023.
21.1&	List of Subsidiaries.
23.1&	Consent of Ziv Haft, a member firm of BDO.
23.2*	Consent of Carey Olsen LLP Singapore (included in Exhibit 5.1).
23.3&	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1&	Power of Attorney (included on the signature page of the Registration Statement).
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107&	Filing Fee Table.

^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.
*	Filed herewith.
&	Previously filed.

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Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 27, 2023.

G MEDICAL INNOVATIONS HOLDINGS LTD.

By:	/s/ Dr. Yacov Geva
Dr. Yacov Geva
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Yacov Geva	President and Chief Executive Officer	March 27, 2023
Dr. Yacov Geva	(Principal Executive Officer)

/s/ Igor Bluvstein	Chief Financial Officer	March 27, 2023
Igor Bluvstein	(Principal Financial and Accounting Officer)

*	Director, Chairman of the Board of Directors	March 27, 2023
Dr. Kenneth R. Melani

*	Director	March 27, 2023
Dr. Yeshoshua (Shuki) Gleitman

*	Director	March 27, 2023
Prof. Zeev Rotstein

*	Director	March 27, 2023
Urs Wettstein

*	Director	March 27, 2023
Chanan Epstein

*By:	/s/ Dr. Yacov Geva
Dr. Yacov Geva Attorney-in-fact

*By:	/s/ Igor Bluvstein
Igor Bluvstein Attorney-in-fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, as amended, the undersigned duly authorized representative in the United States of G Medical Innovations Holdings Ltd., has signed this registration statement on March 27, 2023.

G Medical Innovations USA Inc.

/s/ Dr. Yacov Geva
By: Dr. Yacov Geva Its: Director

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